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                                                                     EXHIBIT 4.2

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made and entered into effective the 9th day of July, 1999 by and among THE ACCENT GROUP, INC., a Georgia corporation ("AGI"), ACCENT HOLDINGS, INC., a Georgia corporation ("AHI"), LAHAINA ACQUISTIONS, INC. a Colorado corporation ("Lahaina"), NOEL ASSOCIATES, LTD., an Anguilla international business corporation ("Noel"), and ACCENT ASSOCIATES, LLC, a Georgia limited liability company ("Accent") (AGI and AHI being sometimes referred to collectively as the "Companies" and Noel and Accent being sometimes referred to collectively as "Consultants").

                                   WITNESSETH:

         WHEREAS, Consultants and their predecessors and principals have significant experience and expertise in business consultation and advisory services, and have been advising and consulting with the Companies and their predecessors and principals on strategic business planning since October 1, 1998; and

         WHEREAS, the Companies desire to formally engage Consultants and Consultants desire to be formally engaged by the Companies to assist the Companies in their business planning; and

         WHEREAS, the Companies have rewarded Consultants for their past services to the Companies; and

         WHEREAS, Lahaina has derived significant benefit from Consultants' services and desires to ratify this Agreement; and

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, desiring and intending to be legally bound, do hereby convenant and agree as follows:

         1. Engagement. The Companies hereby formally engage Consultants to assist them in ongoing strategic business planning and hereby acknowledge the following specific consulting services provided to the Companies and their predecessors by Consultants over the course of the past year and to continue to be provided to the Companies during the remaining term hereof:

         - originating and structuring the consolidation of businesses into AGI

         - locating and negotiating on behalf of the Companies with Lahaina Acquisitions, Inc. ("Lahaina") for a merger transaction
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         -        structuring the integration of traditional mortgage
                  origination operations with real estate development operations

         - introduction and development of the "net branch" opportunity for the Companies

         -        review of site plans and environmental and other reports

         - physical inspection of proposed real estate development projects

         - introduction and development of the "staged financing" opportunity for the Companies

         - identification of and negotiation of additional acquisition targets to generate external growth of the Companies' business

         - preparation of business plans and pro forma financial statements for the Companies and the consolidation which resulted in AGI

         -        recruitment of "net branch" personnel for the Companies

         - creation of financial models and other analytical tools regarding real estate development projects

         - identification of additional real property acquisition targets to provide growth for the real estate development business assistance in preparation of documents regarding real property transfers to the consolidated entity

         -        industry/business cost and fee analysis

         - identification of and introductions of the Companies to legal counsel, accounting firms, appraisal firms and other providers of professional services

         2. Term. This Agreement shall terminate on September 30, 1999, unless extended by the mutual consent of the parties until and through September 30, 2000.

         3. Consulting Fees. In return for its services provided hereunder and for past services of a similar nature' Noel was granted the right to purchase and did purchase 31,800 shares of AHI's common stock (now converted into 318,000 shares of Lahaina's common stock) for nominal consideration and Accent was granted the right to purchase and did purchase 100,000 shares of AGI's common stock (now converted into 1,000,000 shares of Lahaina's common stock, for nominal consideration (the Lahaina shares issued to Noel and Accent are herein referred to collectively as the "Shares").

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         4. Registration Right. In the event the Companies or any successor becomes entitled to file and S-8 Registration Statement, through merger or otherwise, the Companies (or any successor) shall use their reasonable best efforts, subject to the approval of the Companies' (or any successor's) Board of Directors, to file an S-8 Registration Statement to register the Shares.

         5. Independent Contractors. Consultants shall be considered independent contractors and not agents of the Companies.

         6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their successors in interest and permitted assigns.

         7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Sate of Georgia.

         8. Amendments. This Agreement may be amended only in a writing signed by all of the parties.

         9. Lahaina Ratification. Lahaina hereby ratifies, adopts, approves and accepts this Agreement.

        10. Recitals. The Recitals are hereby made a part of this Agreement through this reference.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the 1st day of October, 1999, but effective as of the day and year first above written.

                                           THE ACCENT GROUP, INC.

                                           By: /s/ Betty M. Sullivan
                                              -----------------------
                                           Title: Executive V.P. and Secretary
                                                 -----------------------------

                                           ACCENT HOLDINGS, INC.

                                           By: /s/ Jon Lee Andersen
                                              ---------------------
                                           Title: President
                                                 ----------

                                           LAHAINA ACQUISTIONS, INC.

                                           By: /s/ L. Scott Demerau
                                              ---------------------
                                           Title: President
                                                 ----------

                                           NOEL ASSOCIATES, LTD.

                                           By: /s/ Philrose Bryan
                                              -------------------
                                           Title: Director
                                                 ---------

                                           ACCENT ASSOCIATES, LLC

                                           By: /s/ Charles W. Demerau
                                              -----------------------
                                           Title: President
                                                 ----------